Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion, in the joint proxy statement and offering circular constituting part of this Regulation A Offering Statement on Form 1-A, of our report dated December 27, 2016, relating to the compiled consolidated financial statements of Stratford Bancshares, Inc. and Subsidiary, which appears in such joint proxy statement and offering circular.

We also consent to the inclusion, in the joint proxy statement and offering circular constituting part of this Regulation A Offering Statement on Form 1-A, of our report dated November 8, 2016, relating to the Prospective Financial Information including the compiled pro forma, historical, and projected financial statements of Stratford Bancshares, Inc. (Parent Company Only) as of September 30, 2016 and 2017, which appears in such joint proxy statement and offering circular.

/s/ WIPFLI LLP

Wausau, Wisconsin

January 9, 2017